UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Bridge Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRIDGE BANCORP, INC.

2200 Montauk Highway, P.O. Box 3005

Bridgehampton, NY 11932

April 4, 2016

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Bridge Bancorp, Inc. (the “Company”). Our Annual Meeting will be held at the offices of our subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 6, 2016 at 11:00 a.m.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to questions that shareholders may have. Also enclosed for your review is our Annual Report, which contains detailed information concerning the operating activities and financial statements of the Company.

The business to be conducted at the Annual Meeting consists of the election of six Directors; an advisory (non-binding) vote to approve executive compensation; and the ratification of the appointment of our Independent Registered Public Accounting Firm for the year ending December 31, 2016. The Board of Directors of the Company unanimously recommends a vote “FOR” the election of Directors, “FOR” the approval of executive compensation, and “FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card, or cast your vote electronically, as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Thank you for your continued investment in Bridge Bancorp, Inc.

Sincerely,

Kevin M. O’Connor
President and Chief Executive Officer

BRIDGE BANCORP, INC.

2200 Montauk Highway, P.O. Box 3005

Bridgehampton, NY 11932

NOTICE OF ANNUAL MEETING

TO BE HELD MAY 6, 2016

To the Shareholders of Bridge Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bridge Bancorp, Inc. will be held at The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 6, 2016, at 11:00 a.m., for the purpose of considering and voting on the following matters:

1)	The election of four Directors to the Company’s Board of Directors, to hold office for a term of three years and two directors to hold office for a term of two years, and until their successors are elected and qualified;

2)	An advisory (non-binding) vote to approve our executive compensation as described in the proxy statement;

3)	The ratification of the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2016; and

such other business as may properly come before the Annual Meeting or any adjournments thereof. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, including all adjournments of the Annual Meeting. Only those shareholders of record at the close of business on March 21, 2016 shall be entitled to notice of and to vote at the Annual Meeting.

The Board of Directors believes that the election of the director nominees, the advisory (non-binding) vote to approve executive compensation, and the ratification of the appointment of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm, are in the best interests of the Company and its shareholders and unanimously recommends a vote FOR Items 1, 2, and 3.

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE ELECTRONICALLY AS PROVIDED IN THE INSTRUCTIONS INCLUDED HEREWITH.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2016 - This Proxy Statement and our 2015 Annual Report on Form 10-K are each available at http://www.edocumentview.com/BDGE.

By order of the Board of Directors

Howard H. Nolan
Senior Executive Vice President and Corporate Secretary
April 4, 2016
Bridgehampton, New York

BRIDGE BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2016

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being furnished to shareholders of Bridge Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at The Bridgehampton National Bank (the “Bank”), 2200 Montauk Highway, Bridgehampton, New York 11932, on May 6, 2016 at 11:00 a.m. or any adjournments thereof. The 2015 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended December 31, 2015, accompanies this Proxy Statement.

Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed envelope, or to vote electronically. Shareholders should indicate their votes in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, executed proxies will be voted FOR the election of the director nominees specified in this Proxy Statement; FOR the approval of executive compensation; and FOR the ratification of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2016.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers discretionary authority on the designated proxy holder to vote the shares in accordance with their best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a revocation with the Secretary and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, by telephone or by facsimile, by Directors, officers and employees of the Company, without additional compensation therefore.

This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 4, 2016.

VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company (the “Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting. The close of business on March 21, 2016 has been fixed by the Board of Directors as the record date (“Record Date”) for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 17,448,227 shares. The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at this Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

SECURITY OWNERSHIP of Certain Beneficial Owners

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Company and the Securities and Exchange Commission (“SEC”) regarding such beneficial ownership. The following table sets forth, as of March 21, 2016, certain information as to the shares of Common Stock owned by persons who beneficially own more than five percent of the issued and outstanding shares of Common Stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Common Stock as of March 21, 2016.

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership	Percentage of Outstanding Shares

Basswood Capital Management L.L.C. 645 Madison Avenue, 10th Floor New York, New York 10022	2,064,355	11.9%

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the six nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the advisory vote for the approval of the compensation paid to our named executive officers (“NEOs”) and the ratification of Crowe Horwath LLP as our Independent Registered Public Accounting Firm, by checking the appropriate box, a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item. The approval of these matters will be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked “ABSTAIN.”

Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSAL I - ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve (12) members. The Board is divided into three classes as nearly equal in number as possible (Class A, B, and C). Each year one class of Directors is elected to serve for a three-year term and until their respective successors shall have been elected and qualified.

The Board of Directors has nominated Marcia Z. Hefter, Emanuel Arturi, Rudolph J. Santoro, and Howard H. Nolan for election as Class B Directors. In addition, the Board of Directors has nominated Christian C. Yegen and Daniel Rubin for election as Class A directors. Directors Yegen and Rubin were appointed to the Board in June 2015 in connection with the acquisition of Community National Bank (“CNB”). It is intended that the proxies solicited on behalf of the Board of Directors will be voted at the Annual Meeting for the election of each of these nominees (other than proxies in which the vote is withheld as to any nominee). If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why a nominee would be unable to serve, if elected. Other than as described above, there are no arrangements or understandings between a nominee and any other person pursuant to which such nominee was selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

The following table sets forth certain information, as of March 21, 2016, regarding the Board of Directors and each NEO identified in the summary compensation table included elsewhere in this Proxy Statement.

Name and Age	Position Held	Director of the Company Since	Shares of Common Stock of the Company Beneficially Owned(1)		Percent
Nominees for Director
Class A (term expiring in 2018)
Christian C. Yegen Age 72	Director	2015	223,057		1.3
Daniel Rubin Age 67	Director	2015	83,057		*

Class B (term expiring in 2019)
Marcia Z. Hefter Age 72	Director, Chairperson of the Board	1989	86,840	(2)	*
Emanuel Arturi Age 70	Director	2008	59,011	(3)	*
Rudolph J. Santoro Age 71	Director	2009	17,238	(4)	*
Howard H. Nolan Age 55	Senior Executive Vice President, Chief Administrative & Financial Officer and Corporate Secretary, Director	2003	57,074	(5)	*

Continuing Directors
Class A (term to expire in 2018)
Dennis A. Suskind Age 73	Director, Vice Chairman of the Board	2002	110,404	(6)	*

Albert E. McCoy, Jr. Age 52	Director	2008	116,423	(7)	*

Class C (term to expire in 2017)
Charles I. Massoud Age 71	Director	2002	19,624		*
Raymond A. Nielsen Age 65	Director	2013	10,426		*
Kevin M. O’Connor Age 53	President and Chief Executive Officer, Director	2007	133,620	(8)	*
Thomas J. Tobin Age 71	Director	1989	30,489	(9)	*

Executive Officers who are not Directors
Kevin L. Santacroce Age 47	Executive Vice President and Chief Lending Officer		42,308	(10)	*

James J. Manseau Age 52	Executive Vice President and Chief Retail Banking Officer		38,400	(11)	*

John M. McCaffery Age 51	Executive Vice President and Treasurer		19,748	(12)	*

All Directors, Director nominees and Executive Officers as a Group (15 persons)			1,047,719	(13)	6.0%
*	Represents less than 1%
(1)	Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. See “Stock Ownership Guidelines” included in the Compensation Discussion and Analysis.
(2)	Includes 16,128 shares that may be acquired upon conversion of the trust preferred securities (the “TPS”).

(3)	Includes 32,258 shares that may be acquired upon conversion of the TPS.
(4)	Includes 6,451 shares that may be acquired upon conversion of the TPS.
(5)	Includes options to purchase 2,333 shares, 20,747 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 3,225 shares that may be acquired upon conversion of the TPS.
(6)	Includes 3,225 shares that may be acquired upon conversion of the TPS.
(7)	Includes 12,903 shares that may be acquired upon conversion of the TPS.
(8)	Includes 44,290 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 19,354 shares that may be acquired upon conversion of the TPS.
(9)	Includes options to purchase 2,134 shares and 12,903 shares that may be acquired upon conversion of the TPS.
(10)	Includes 19,408 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(11)	Includes 19,300 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 3,225 shares that may be acquired upon conversion of the TPS.
(12)	Includes 9,977 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(13)	Includes options to purchase 4,467 shares granted to the named Directors and Executive Officers, 113,722 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 109,673 shares that may be acquired upon conversion of the TPS.

The business experience of each of the Company’s directors, NEOs and persons nominated to be elected as directors, as well as the qualifications, attributes and skills that led the Board of Directors to conclude that each director should serve on the Board are as follows:

Directors

Marcia Z. Hefter

Ms. Hefter is senior counsel in the law firm Esseks, Hefter & Angel, LLP located in Riverhead, New York. She is Chairperson of the Company’s Board of Directors and serves on the Compensation Committee. Ms. Hefter has been a Director of the Company since 1989 and a Director of the Bank since 1988. Ms. Hefter is a graduate of Boston University and New York University School of Law. Ms. Hefter’s background as a lawyer and long standing service as a Director provides the Board of Directors with a unique perspective and counsel in its oversight of the Company.

Dennis A. Suskind

Mr. Suskind is a retired partner with Goldman Sachs & Co. He is Vice Chairperson of the Company’s Board of Directors and serves on the Audit Committee as a financial expert and as Chairperson of the Corporate Governance and Nominating Committee. He has been a Director of the Company since 2002. Mr. Suskind is also a Director of the Chicago Mercantile Exchange and serves as a member on its Audit Committee. His considerable experience in investment banking, capital markets and his service on the Board of Directors of another large publicly traded company are valuable to the Board of Directors in many ways, including its assessment of the Company’s sources and uses of capital.

Emanuel Arturi

Mr. Arturi is Executive Vice Chairman of Knowledgent Group Inc., a business and technology consulting company. Mr. Arturi previously was co-founder of BusinessEdge Solutions Inc., a national consulting firm specializing in financial services, communications and life science industries. He was appointed to the Company’s Board in January 2008 and is Chairperson of the Compensation Committee. He is a graduate of Montclair State University and Fairleigh Dickinson University. Mr. Arturi also serves on the board of McGann-Mercy High School in Riverhead, New York. Mr. Arturi’s business experience and familiarity with the communities served by the Company provide a broad business perspective to the Board of Directors.

Charles I. Massoud

Mr. Massoud is President of Paumanok Vineyards located in Aquebogue, New York. Mr. Massoud serves as a member of the Audit Committee and Corporate Governance and Nominating Committee and has served as a Director of the Company since 2002. Mr. Massoud is also a member of the Board of Directors for Peconic Bay Medical Center. Mr. Massoud is a graduate of the Wharton School of the University of Pennsylvania

and worked for IBM for nearly 20 years as a marketing executive. Mr. Massoud’s extensive knowledge of local markets, educational background, and business experience benefits the Board of Directors in its oversight of strategic planning and business development.

Albert E. McCoy, Jr.

Mr. McCoy is President of W. F. McCoy Petroleum Products Inc. and the McCoy Bus Company located in Bridgehampton, New York. Mr. McCoy is a member of the Compensation Committee and has served as a Director since April 2008. He is a graduate of George Washington University and a long standing shareholder of the Company. Mr. McCoy brings to the Board of Directors an extensive knowledge of local markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

Raymond A. Nielsen

Mr. Nielsen is the Director of Finance for the Beechwood Organization responsible for Project and Corporate Finance including Strategic Planning Initiatives. Mr. Nielsen is the former CEO of Reliance Federal Savings Bank, Herald National Bank, and a 45 year veteran of the banking industry. Mr. Nielsen is a member of the Compensation Committee and has served as a Director since November 2013. Mr. Nielsen also served as a director of North Fork Bancorporation and its subsidiary North Fork Bank for 6 years where he chaired the Compensation and Audit Committees and also served as lead independent director.  Mr. Nielsen’s extensive banking and real estate development experience and knowledge of the communities served by the Company, provides a valuable resource to the Board of Directors.

Daniel Rubin

Mr. Rubin was a former member of the Board of Directors of CNB who was appointed to the Board in June 2015. Mr. Rubin is a founding Board Member of the former Community State Bank of Teaneck, New Jersey. His business experience includes a long tenure in the textile and fashion industry, as well as other entrepreneurial ventures. Mr. Rubin is a Board Member and Past President of the United Jewish Appeal of Northern New Jersey and a former board member of Englewood Hospital and Medical Center in Englewood, New Jersey among other philanthropic affiliations. Mr. Rubin brings to the Board of Directors an extensive knowledge of the New York City and New Jersey real estate markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

Rudolph J. Santoro

Mr. Santoro is a retired Partner of Deloitte LLP, where he served as a National Industry Director of the Publishing and Media Industry. Mr. Santoro was appointed to the Board in June 2009 and serves as the Chairperson of the Audit Committee. Mr. Santoro is a graduate of Long Island University and is a Certified Public Accountant with approximately 38 years of public accounting experience. He also serves as Vice President and Board Member of the Suffolk County Council of the Boy Scouts of America, Board Member of the Northeast Region of the Boy Scouts of America and as an Emeritus Board Member of Big Brother/Big Sisters of New York City. Mr. Santoro’s background in public accounting enhances the Board of Director’s oversight of financial reporting and disclosure issues.

Thomas J. Tobin

Mr. Tobin retired as President Emeritus and Special Advisor to the Board on March 2, 2010. Prior to January 1, 2008, Mr. Tobin was President and Chief Executive Officer, a position he held for 21 years. Mr. Tobin has served as a Director of the Company since 1989 and as a Director of the Bank since 1986. Mr. Tobin’s former position as President and Chief Executive Officer of the Company, extensive banking experience and knowledge of the communities served by the Company, provides a valuable resource to the Board of Directors.

Christian C. Yegen

Mr. Yegen was a former member of the Board of Directors of CNB who was appointed to the Board in June 2015. Mr. Yegen was also on the board of the former Community State Bank of Teaneck, New Jersey. His diverse business experience includes 16 years as the Chairman of Yegen Holdings Corp., which was eventually sold to an investor group. He holds an apartment portfolio of over 1,000 units, owned and managed in northeast New Jersey. He received his undergraduate degree from Brown University and is a graduate of New York University School of Law. Mr. Yegen brings to the Board of Directors an extensive knowledge of the New York City and New Jersey real estate markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

NEOs Who Are Directors

Kevin M. O’Connor

Mr. O’Connor is President and Chief Executive Officer of the Company. He joined the Company in October 2007 as President and Chief Executive Officer Designee and Director. On January 1, 2008, he became President and CEO. Prior to joining the Company, Mr. O’Connor served as Executive Vice President and Treasurer of North Fork Bancorporation, Inc. from 1997 through 2007. Mr. O’Connor is a graduate of Adelphi University. Mr. O’Connor’s background and extensive banking experience provides a valuable resource to the Board of Directors.

Howard H. Nolan

Mr. Nolan is Senior Executive Vice President, Chief Administrative & Financial Officer of the Company. He also serves as the Company’s Corporate Secretary. Mr. Nolan is a Certified Public Accountant and joined the Board as a Director in 2003 and was appointed Chief Operating Officer in June 2006. Prior to 2006, Mr. Nolan was Vice President of Finance and Treasurer for Gentiva Health Services, Inc. and held various management positions at Long Island Savings Bank and was Senior Audit Manager at KPMG. Mr. Nolan is a graduate of Dowling College. Mr. Nolan’s background and extensive experience in finance and accounting and knowledge of local markets provides a valuable resource to the Board of Directors.

NEOs Who Are Not Directors

James J. Manseau

Mr. Manseau is Executive Vice President and Chief Retail Banking Officer of the Company. Mr. Manseau joined the Company as Senior Vice President and Chief Retail Banking Officer in March 2008. Prior to joining the Company, Mr. Manseau served as a Divisional Senior Vice President with North Fork Bancorporation, Inc. and Capital One. Mr. Manseau is a graduate of the State University of New York at Farmingdale.

Kevin L. Santacroce

Mr. Santacroce is Executive Vice President and Chief Lending Officer of the Company. Mr. Santacroce joined the Company in March 1997 as Assistant Cashier and Credit Administrator. In January 2004, Mr. Santacroce was promoted to Senior Vice President and Chief Lending Officer. Mr. Santacroce is a graduate of Bryant University.

John M. McCaffery

Mr. McCaffery is Executive Vice President and Treasurer of the Company. Mr. McCaffery joined the Company in 2012 as Senior Vice President and Treasurer and was promoted to Executive Vice President in 2014. Prior to BNB, McCaffery was the Treasurer of State Bank of Long Island. Mr. McCaffery is a graduate of Hofstra University.

DIRECTOR NOMINATIONS

The Board of Directors has established a Corporate Governance and Nominating Committee for the selection of Directors to be elected by the shareholders. Nominations of Directors to the Board are recommended by the Committee and determined by the full Board of Directors. The Board believes that it is appropriate to have the input of all Directors with respect to the candidates to be considered for election to the Board by the shareholders. In this regard, the Board believes that each individual director has a unique insight into the operations of the Company and the Bank, the communities in which we operate, and the needs of the Company with respect to Board membership.

The Board has determined that, except as to Messrs. O’Connor and Nolan, each member of the Board is an “independent director” within the meaning of the corporate governance listing standards of the Nasdaq Stock Market. Messrs. O’Connor and Nolan are not considered independent because they are employees of the Company. In reaching independence determinations of other Directors, the Board considered loans outstanding that were made on the same terms as available to others and as to the independence of Mr. Tobin, noted that the continuing compensation he receives from the Company for his prior employment as an executive officer, which employment ceased on March 2, 2010, is non-discretionary and not contingent on continuing service.

The Company currently has a Corporate Governance and Nominating Committee Charter which outlines the nomination process. The Charter is available on the Company’s website, www.bridgenb.com. The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives. If any member of the Board does not wish to continue in service, or if the Committee decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. The Board would seek to identify a candidate who at a minimum satisfies the following criteria:

•	Has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;
•	Has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;
•	Is willing to devote the necessary time to the work of the Board and its Committees, which includes being available for Board and Committee meetings;
•	Is familiar with the communities in which the Company operates and/or is actively engaged in community activities;
•	Is involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its shareholders; and
•	Has the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a group, and not primarily a special interest group or constituency.

While the Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity on the Board of Directors, consideration is given to nominating persons with different perspectives and experience to enhance the deliberation and decision-making processes of the Board of Directors.

PROCEDURES FOR THE NOMINATION OF DIRECTORS BY SHAREHOLDERS

The Board has adopted procedures for the submission of director nominees by shareholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Board will consider candidates submitted by a shareholder. Shareholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932. The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	The name and address of the shareholder as they appear on the Company’s books, and number of shares of Common Stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•	The name, address and contact information for the candidate, and the number of shares of Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of shareholder ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	A statement detailing any relationship between the candidate and the Company;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a shareholder for presentation by the shareholder at an annual meeting of shareholders must comply with the procedural and informational requirements described in “Advance Notice of Nominations or Business to Be Brought Before an Annual Meeting.”

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

A shareholder of the Company who wants to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, Attention: Board Administration.

The letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

CODE OF ETHICS

The Board has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal administrative officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company’s website, www.bridgenb.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

BOARD MEETINGS AND COMMITTEES

The following three standing committees facilitate and assist the Board in executing its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The table below shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Rudolph J. Santoro*	Emanuel Arturi*	Dennis A. Suskind*
Charles I. Massoud	Marcia Z. Hefter	Charles I. Massoud
Dennis A. Suskind Daniel Rubin	Albert E. McCoy, Jr. Raymond A. Nielsen Christian C. Yegen	Rudolph J. Santoro Raymond A. Nielsen
*Committee Chairperson

The business of the Board of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their Committees. The Board of Directors of the Company and the Bank meets monthly, or more often as may be necessary. The Board of Directors of the Company and the Bank met twenty times during 2015. No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of Committee meetings on which he or she served during 2015, including Board and Committee meetings of the Bank and the Company. Although it has no official policy, the Board strongly encourages each of its members to attend the Annual Meeting of Stockholders. All persons serving on the Board of Directors at the time of the Annual Meeting of Stockholders held on May 8, 2015 attended the meeting.

BOARD LEADERSHIP AND RISK OVERSIGHT

Board Leadership Structure

The Board historically has been chaired by an independent director, rather than the chief executive officer. The current chairperson is Ms. Marcia Hefter. The Board of Directors believes that the non-executive chair structure helps to distinguish the role of the chairperson, in managing the board, which in turn serves in an oversight capacity, from the responsibilities of the chief executive officer in managing the operations of the Company.

The Role of the Board in Risk Oversight

The entire Board of Directors is engaged in risk management oversight. The Audit Committee assists the Board of Directors in its oversight of the Company’s corporate-wide risk management and in identifying, measuring, monitoring, and managing risks, and as to the Audit Committee in particular, material financial risks. In addition, the Bank’s Enterprise Risk Management Committee (“ERMC”) includes two independent directors who serve in an advisory role. The Board of Directors receives regular reports from these independent directors, as well as from the Audit Committee, as to the actions taken by management to adequately address those risks.

THE AUDIT COMMITTEE

The Audit Committee consists of Directors Santoro (Chairperson), Massoud, Rubin and Suskind. Each member of the Audit Committee is considered “independent” as defined in the NASDAQ® corporate governance listing standards and under SEC Rule 10A-3. The duties and responsibilities of the Audit Committee include, among other things:

•	Retaining, overseeing and evaluating the Independent Registered Public Accounting Firm to audit the annual consolidated financial statements of the Company;

•	Overseeing the Company’s financial reporting processes in consultation with the Independent Registered Public Accounting Firm and the internal audit function;

•	Reviewing the annual audited consolidated financial statements, quarterly financial statements and the Independent Registered Public Accounting Firm’s report with management and the Independent Registered Public Accounting Firm and recommending inclusion of the annual audited consolidated financial statements in the Company’s annual report on Form 10-K;

•	Maintaining direct lines of communication with the Board of Directors, management, internal audit staff and the Independent Registered Public Accounting Firm;

•	Overseeing the internal audit function and reviewing management’s administration of the system of internal accounting controls;

•	Approving all engagements for audit and non-audit services by the Independent Registered Public Accounting Firm; and

•	Reviewing the adequacy of the Audit Committee charter.

The Audit Committee met ten times during 2015. The Audit Committee reports to the Board on its activities and findings. The Board of Directors has determined that Rudolph Santoro and Dennis Suskind are “Audit Committee Financial Experts” as that term is used in the rules and regulations of the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter of the Audit Committee is available on the Company’s website, www.bridgenb.com.

Management is responsible for the preparation of the Company’s consolidated financial statements and their assessment of the design and effectiveness of the Company’s internal control over financial reporting. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

In discharging its responsibilities, the Audit Committee has:

•	Reviewed and discussed with management, and the Independent Registered Public Accounting Firm, the Company’s audited consolidated financial statements for the year ended December 31, 2015;

•	Reviewed and discussed with the Independent Registered Public Accounting Firm all matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB; and

•	Received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communications with the audit committee concerning independence, and has discussed with the Independent Registered Public Accounting Firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the SEC. In addition, the Audit Committee selected Crowe Horwath LLP to be the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2016, subject to the ratification of this appointment by the shareholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by Committee members:

Rudolph J. Santoro, Chairperson

Charles I. Massoud

Daniel Rubin

Dennis A. Suskind

The Compensation Committee

The Compensation Committee met five times in fiscal year 2015. The Compensation Committee consists of Directors Arturi (Chairperson), Hefter, McCoy Jr., Nielsen, and Yegen. Each member is considered independent as defined in the NASDAQ® corporate governance listing standards. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website, www.bridgenb.com.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	Establish, review, and modify from time to time as appropriate the overall compensation philosophy of the Company;

•	Review, evaluate and recommend Company objectives relevant to the CEO’s compensation; evaluate CEO performance relative to established goals; and review, evaluate and recommend to the full Board of Directors, the CEO’s compensation;

•	Review, evaluate and recommend goals relevant to the compensation of the Company’s other executive management personnel; and review such officers’ performance in light of these goals and determine (or recommend to the full Board of Directors for determination) such officers’ cash and equity compensation based on this evaluation;

•	Review, evaluate and recommend, in consultation with the corporate governance committee, the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board;

•	Administer the Company’s stock benefit plans; and

•	Review and oversee incentive compensation arrangements of the Bank to ensure they are balanced relative to incentives and risk objectives.

Compensation recommendations for the President and Chief Executive Officer (“CEO”), Chief Administrative and Financial Officer (“CAO”), Chief Lending Officer (“CLO”), Chief Retail Banking Officer (“CRO”) and Treasurer, collectively known as NEOs, are made by the Compensation Committee to the Board of Directors. Decisions regarding non-equity compensation for the other officers are made under the authority of the Company’s CEO. The Committee has engaged McLagan, an AON Hewitt company, an outside and independent national compensation consulting firm, to assist in the annual review of its incentive compensation arrangements for the NEOs and all other employee groups of the Bank. McLagan has not provided any other services for the Company.

At the request of the Committee, Compensation Committee meetings are regularly attended by the CEO and CAO. At each meeting, the Compensation Committee meets in executive session, which excludes executive management. The Compensation Committee’s Chairperson reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance department support the Compensation Committee in its duties and, along with the CEO and CAO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

In addition, the Committee engaged McLagan to assist in the review of potential risks stemming from the Company’s compensation programs. McLagan conducted a comprehensive review and evaluation of incentive plans covering all employees of the Company. The review included an evaluation of the design features of each plan, the governance and oversight aspects of each plan, the mix of cash and equity incentives opportunities, the use of performance metrics, the performance periods and time horizon of each plan, the various termination provisions associated with the plans, and other dimensions of the plans deemed relevant for the risk review process. McLagan reviewed the results of its assessment with the Committee and with management. Based on the results of the independent assessment by McLagan and the assessment of risks by the Committee, the Board has determined that the Company’s compensation policies, practices and programs do not promote excessive risk taking or pose risks that are reasonably likely to have a material adverse effect on Bridge Bancorp, Inc.

The Compensation Committee considered the independence of McLagan, in light of SEC rules and NASDAQ listing standards. The Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of Aon’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consultants and a member of the Committee; (5) any company stock owned by the consultants; and (6) any business or personal relationships between our executive officers and the consultants. The Committee discussed these considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest and that McLagan has served as an independent compensation consultant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Arturi (Chairperson), Hefter, McCoy, Nielsen, and Yegen. None of these directors was during 2015, or is formerly, an officer of the Company. During the year ended December 31, 2015, the Company had no “interlocking” relationships in which any executive officer of the Company is a member of the board of directors or compensation committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary goals of the Compensation Committee (“Committee”) for 2015 were consistent with its established philosophy of providing compensation arrangements for executive officers that are designed to attract and retain executives who can perform and manage the Company in the shareholders’ best interest. These compensation arrangements are designed to be aligned with the performance of the Company both on a short-term and long-term basis and are based on individual contributions and the Company’s performance.

Company Performance

Our Company, although certainly impacted by the economic downturn over the past number of years, has experienced significant growth in assets and earnings while maintaining very favorable credit quality.

In 2015, the management team continued to grow our Company and take advantage of opportunities available in this turbulent banking environment. Considering the environment, the Committee views the performance in 2015 as a continuation of performance at a very high level as shown below:

•	Performance: Returns on average assets and equity for 2015 were 0.71% and 7.91%, respectively, and the Company’s net income was $21.1 million, 53% higher than the $13.8 million reported in 2014. The 2015 results include $9.8 million in costs associated with the acquisition of CNB in June 2015.

•	Credit Quality: The Company continues to maintain outstanding credit quality with nonperforming assets of $1.6 million or 0.04% of total assets at December 31, 2015, significantly better than peers.

•	Capital Management and Dividend Payments: The Company has attracted and retained access to the capital and debt markets, increasing stockholder’s equity $234 million since December 2011 and raising over $80 million in subordinated debentures in September 2015. This capital was deployed to support the growth associated with the acquisitions of FNBNY Bancorp Inc. and its wholly owned subsidiary First National Bank of New York (collectively “FNBNY”) in February 2014 and CNB in June 2015, as well as organic growth. In 2015, the Company paid four quarterly dividends to shareholders totaling $0.92 per share. This continues the Company’s long term trend of uninterrupted dividends.

•	Growth Strategy: The Company has continued its disciplined growth strategy delivering strong growth in both loans and deposits organically and via acquisition. During 2015, the Company experienced loan growth of $1.07 billion, or 80%, with 41% representing organic growth. Deposits increased $1.0 billion, or 55%, with 17% representing organic growth. As noted above, the Company acquired CNB in June 2015. CNB had total acquired assets on a fair value basis of $899.9 million, with loans of $734.0 million, investment securities of $90.1 million and deposits of $786.9 million, with eleven full-service branches, including seven in Nassau County, two in Suffolk and the Company’s first two branches in New York City: one in Manhattan and one in Bayside, Queens. At December 31, 2015, the Company had total assets of $3.8 billion, including $2.4 billion in loans, $2.8 billion in deposits and 40 branches from Montauk to Manhattan.

•	Long-Term Performance: From January 1, 2011 to December 31, 2015, the Company’s tangible book value has increased $3.14 per share or 30% and the Company’s assets have grown $2.8 billion or 280% from approximately $1.0 billion to $3.8 billion.

Key Compensation Decisions – Executive Summary

•	Increased Base Salaries – Based upon a review of compensation paid to executives in the proxy peer group and in light of the Company’s performance, the Committee and Board increased salaries for 2015 for the NEOs as follows:

	2015	2014
Kevin M. O’Connor	$515,000	$440,000
Howard H. Nolan	$305,000	$280,000
Kevin Santacroce	$300,000	$260,000
James Manseau	$285,000	$260,000
John M. McCaffery	$285,000	$250,000

•	Payments Under the Short Term Incentive Plan: The primary performance vehicle for the Bank is the Short Term Incentive Program (“STIP”). The STIP is based 40% upon peer relative measures, 40% on absolute measures and 20% on board discretion. The peer relative measures require the Bank to achieve the 25th percentile for a threshold, or minimum payout, to occur. The target is the median or 50th percentile of peer performance and maximum is at the 75th percentile. For 2015, the Board determined STIP was awarded at 80% achievement which is between target and maximum performance compared to 79% achievement in 2014. The Plan awards are paid 50% in cash and 50% in restricted stock. Please see “Short Term Incentive Program” under the section “2015 Executive Compensation Components” for more details.

Long Term Incentive Plan: During 2015, in accordance with the Long Term Incentive Plan (“LTI Plan”), the Board granted long term stock awards including performance based awards. The LTI Plan includes 60% performance vested awards based on 3-year relative Total Shareholder Return (“TSR”) to the proxy peer group and 40% time vested awards. The awards are in the form of restricted stock units (“RSUs”) and cliff vest after five years and require an additional two year holding period before the RSUs are delivered in shares of common stock. Please see “Long Term Stock Incentive Program” under the section “2015 Executive Compensation Components” for more details.

Chief Executive Officer Compensation:

•	Base Salary –The Board increased Mr. O’Connor’s 2015 base salary to $515,000 from $440,000 in 2014, in order to align his compensation with CEOs in the peer group and based on the performance of the Company.
•	STIP Award - Mr. O’Connor earned a STIP award of 60% of base salary, which represents 80% of the overall maximum payout opportunity. The STIP Award of $309,000 is paid 50% in cash, and 50% in restricted stock that was granted in February 2016 and vests over five years.
•	LTI Plan – As noted above, the Board approved the grant of equity in 2016 for 2015 performance. Under the LTI Plan, the awards are granted in the form of restricted stock units (RSUs) with 60% performance vested (“PSUs”) based upon the achievement of target performance (50th percentile of peer banks) measured on the 3 Year Total Shareholder Return, and 40% time vested. Both vest on February 15, 2021 and require an additional two year holding period before the RSUs are delivered in shares of common stock.

Other Named Executive Officer Compensation:

•	Base Salaries – As noted above, the Board increased base salaries for the other executives during 2015.
•	STIP Award – Each of the officers listed below earned a STIP award at the same 80% achievement as for Mr. O’Connor. In a similar fashion, all STIP Awards are paid 50% in cash and 50% in restricted stock that vest over five years.
•	LTI Plan - The other executives also participated in the LTI Plan described above with grants of equity in 2016 for 2015 performance.

The Summary Compensation Table includes the cash portion of the STIP award earned in 2015, based on 2015 performance and paid in 2016, and restricted stock awards and restricted stock units granted on February 2, 2015 based on 2014 performance as presented below:

				2015 Stock / RSU Awards
				STIP		Long Term
			2015 Cash							Total Stock
		2015 Cash	Incentive %							/ RSU
NEO	2015 Base Salary	Incentive	Salary	Shares	$	PSUs	$	RSUs	$	Awards	$

Kevin M. O'Connor	$515,000	$154,500	30.0%	5,070	$130,350	4,485	$98,013	3,081	$65,350	12,636	$293,713

Howard H. Nolan	$305,000	$67,100	22.0%	2,367	$60,850	1,925	$42,068	1,322	$28,041	5,614	$130,959

Kevin L. Santacroce	$300,000	$60,000	20.0%	1,997	$51,350	1,925	$42,068	1,322	$28,041	5,244	$121,459

James J. Manseau	$285,000	$57,000	20.0%	1,997	$51,350	1,925	$42,068	1,322	$28,041	5,244	$121,459

John McCaffery	$285,000	$57,000	20.0%	1,921	$49,400	1,925	$42,068	1,322	$28,041	5,168	$119,509

Shareholder Vote

At our 2015 annual meeting, 94% of our shareholders approved our “say-on-pay” resolution as to the executive compensation disclosed in last year’s proxy statement. The Company considered the shareholder advisory vote from the most recent annual meeting to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. As a result, the Compensation Committee retained its overall approach to executive compensation. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.

Overview of the Compensation Plan

The Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is for the total compensation awarded to, earned by, and paid to our named executive officers and “covered employees” to be fair, reasonable and competitive and to comply with the regulatory guidance on Sound Incentive Compensation Policies (“SICP”). Our Named Executive Officers (referred to as NEOs) are Kevin M. O’Connor, President and Chief Executive Officer, Howard H. Nolan, Senior Executive Vice President, Chief Administrative and Chief Financial Officer, Kevin L. Santacroce, Executive Vice President and Chief Lending Officer, James J. Manseau, Executive Vice President and Chief Retail Banking Officer, and John M. McCaffery, Executive Vice President and Treasurer. Covered employees included senior executives as well as other employees who, either individually or as part of a group, have the ability to expose the Company or Bank to material amounts of risk.

Compensation Philosophy and Objectives

The compensation philosophy, established by the Committee, provides broad guidance on executive compensation and, more specifically, the compensation of the NEOs and other covered employees. The incentive compensation plans are designed to be consistent with safety and soundness standards and the regulatory guidance on SICP. The Plans include consideration of the following key principles:

(1)	Incentive compensation arrangements should provide employees with incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose the Company or Bank to imprudent risk;
(2)	These arrangements should be compatible with effective controls and risk management; and
(3)	These arrangements should be supported by strong corporate governance, including active and effective oversight by the Company’s Board of Directors.

The Company’s policies and procedures related to incentive plans have been reviewed by an independent compensation consultant, McLagan, to determine the Company’s and Bank’s compliance with the SICP. For NEOs, compensation comparisons are based on a peer group of banks, taking into consideration asset size, geographic location, and performance as well as internally developed goals. However, reasonable exceptions to this compensation philosophy are considered as appropriate by the Compensation Committee.

Specifically, the compensation philosophy includes:

•	Aligning shareholder value with compensation;
•	Providing a direct and transparent link between our performance and pay for the NEOs;
•	Aligning the interests of the Company’s senior executive officers with that of the shareholders through performance based incentive plans;
•	Making wise use of the Company’s equity resources to ensure compatibility between management and shareholder interests; and
•	Awarding total compensation that is both reasonable and effective in attracting, motivating, and retaining key executives.

The compensation objectives of Bridge Bancorp, Inc. and The Bridgehampton National Bank, subject to experience and achieving plan performance, are to:

•	Pay base salaries to the Company’s senior executives at a level consistent with the Company’s performance related to the Company’s selected peer group (the market);
•	Provide total cash compensation (salary and cash incentive compensation) to the Company’s senior executives at a level consistent with performance related to market;
•	Provide total direct compensation (the sum of salary, cash incentives and equity incentives) at a level consistent with performance related to market, based on planned and cumulative performance;
•	Align senior management’s interest with that of shareholders through increasing equity compensation relative to total incentive compensation; and
•	Comply with the SICP.

In addition, the Company’s compensation philosophy is to provide retirement benefits that are competitive with market practice. The Compensation Committee of the Board annually reviews the administration of the compensation plans.

We have considered the most recent shareholder say-on-pay advisory vote in determining compensation policies and decisions. In light of strong stockholder support, the Committee concluded that no material revisions were necessary to our executive officer compensation program.

Risk Assessment Process to Determine Covered Employees

Our management has reviewed all job positions to determine which positions have the ability to expose us to material risks. In determining whether an employee, or group of employees, may expose us to material risk, management considered the full range of inherent risks arising from or generated by, the employees’ activities, including Credit/Asset Quality, Asset Liability/Interest Rate Risk, Liquidity, Operational/Transactional, Compliance/Legal, Reputation and Strategic risks. Risks are considered to be material if they are material to the Company or Bank, or a business line or operating unit of the Bank that is itself material to the Company or Bank.

Principle 1: Balanced Risk Taking Incentives

All covered employees’ incentive plans were evaluated to determine if the plans appropriately balance risk and financial results in a manner that does not encourage imprudent risks.

Principle 2: Compatibility with Effective Controls and Risk Management

The Bank’s risk management processes and internal controls reinforce and support the development and maintenance of balanced incentive compensation arrangements. These processes and controls include documentation to permit an audit of the effectiveness of the Bank’s process for establishing, modifying and monitoring incentive compensation arrangements.

Principle 3: Strong Corporate Governance

Our incentive compensation plans are supported by strong corporate governance, including active and effective oversight by the Compensation Committee and Board. In addition, the Compensation Committee reviews all incentive plans and has hired an independent compensation consultant, McLagan, to assess the incentive compensation arrangements for compliance with SICP. The Committee receives information and analysis from McLagan and management to allow the Committee and Board to assess whether the overall design and performance of the incentive compensation arrangements are consistent with the Company’s and Bank’s safety and soundness.

Role of Executive Officers in Compensation Decisions

The CEO provides recommendations to the Committee and Board on the other NEOs compensation. The Committee recommends and the Board approves all compensation decisions for the CEO as well as the other NEOs and approves recommendations regarding equity awards to certain officers of the Company. The NEOs annually review the performance and recommend compensation for senior management of the Company who are not NEOs.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and equity compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, McLagan’s annual review provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the NEOs and on the recommendations being made by the Company’s management for other key executives. In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded financial institutions that are comparable in asset size and performance (collectively, the “Compensation Peer Group”). When selecting the peer group, peer bank performance is taken into consideration. The key performance measures used in selecting the Company’s peer group are:

•	Asset Size
•	Geographic Location
•	Core Return on Average Equity (“ROAE”)
•	Non-Performing Assets as a Percentage of Total Assets
•	Loan Portfolio Focused on Commercial Lending

The Compensation Peer Group was reviewed by the Committee in 2014, and no changes were made. Not all companies in the Compensation Peer Group reported data for each of our executive positions. The twenty two companies comprising the Compensation Peer Group used to set fiscal year 2015 pay levels and to assess relative total shareholder return for 2015 restricted stock unit grants for the NEOs follows:

Compensation Peer Group
Access National Corporation	Hudson Valley Holding Corp
American National Bankshares Inc.	Lakeland Bancorp, Inc.
Bryn Mawr Bank Corporation	Monark Financial Holdings
Cardinal Financial Corporation	Old Line Bancshares, Inc.
Century Bancorp	Oritani Financial Corp.
Community Financial	Peapack-Gladstone Financial
ConnectOne Bancorp	Suffolk Bancorp
Eagle Bancorp	TriState Capital Holdings
Enterprise Bancorp, Inc	Univest Corporation of Pennsylvania
First of Long Island Corporation	WashingtonFirst Bancshares
Hingham Institution for Savings	Washington Trust Bancorp

Market compensation comparisons were based primarily on information from the Compensation Peer Group. Market data was aged by an annualized factor of 3.0% to adjust for the historical nature of the data.

Each NEO’s current compensation was compared to the median of the applicable benchmark position within the Compensation Peer Group. Overall base pay and the targeted level of total direct compensation was competitive with the market median (9% below for base salary and 9% below for total direct compensation on average). A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year-end results, the individual’s accomplishments and the position held by the individual. The NEOs are parties to employment and/or change in control agreements which are described elsewhere in this Proxy statement.

In the first half of 2015, the Company completed its acquisition of Community National Bank, resulting in significant growth in both asset size and market capitalization. Due to these factors, the Compensation Peer Group was subsequently reviewed and updated by the Committee. The updated Compensation Peer Group was used to measure the Company’s relative performance under the 2015 STIP and to help establish fiscal year 2016 pay levels for the Named Executive Officers. The updated Compensation Peer Group follows:

Compensation Peer Group
Brookline Bancorp Inc.	Lakeland Bancorp
Bryn Mawr Bank Corp.	Meridian Bancorp Inc.
Cardinal Financial Corp.	OceanFirst Financial Corp.
Century Bancorp Inc.	Oritani Financial Corp.
ConnectOne Bancorp, Inc.	Peapack-Gladstone Financial
Dime Community Bancshares	Sandy Spring Bancorp Inc.
Eagle Bancorp Inc	Suffolk Bancorp
Enterprise Bancorp Inc.	TowneBank
First of Long Island Corp.	Univest Corp. of Pennsylvania
Flushing Financial Corp.	Washington Trust Bancorp Inc.
Hingham Instit. for Savings	WSFS Financial Corp.

2015 Executive Compensation Components

For fiscal year ended December 31, 2015, the principal components of compensation for NEOs were:

•	Base salary
•	Short term incentive program
•	Long term equity incentive compensation
•	Retirement and other benefits
•	Perquisites and other personal benefits

Base Salary

The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position will generally reflect +/- 15% of the market 50th percentile. The annual salary of the NEOs is reviewed annually by the Compensation Committee and Board of Directors. Base salaries for the NEOs for 2015 and 2014 follows:

	2015	2014	% Change
Kevin M. O’Connor	$515,000	$440,000	17%
Howard H. Nolan	$305,000	$280,000	9%
Kevin Santacroce	$300,000	$260,000	15%
James Manseau	$285,000	$260,000	10%
John M. McCaffery	$285,000	$250,000	14%

The increases in 2015 base salaries addressed the general shortfall to market and brought the NEOs into alignment with the base salaries of the proxy peers.

Short Term Incentive Program

Each NEO has an incentive opportunity defined by a target incentive and range that is based on their role and competitive market practice. Incentive targets/ranges are expressed as a percentage of base salary and determined based on competitive market practice for similar roles in similar organizations. The Board established the financial performance targets to be used in establishing awards under the STIP for fiscal 2015, as well as the percentage of base salary that can be earned by each category of officer based on the achievement of targets. The Plan is structured as follows:

Goals Relative to Peers	Weighing %
Core ROAE	30%
Core Operating Expense to Average Assets	10%
Total Relative Goals	40%

Board Defined “Absolute” Goals
Core EPS	20%
NPA to Assets	10%
Net Chargeoffs to Avg Loans	10%
Total Absolute Goals	40%

Board Discretion	20%
Total	100%

The “relative” peer goals are measured using the trailing twelve months of performance as of September 30. The “absolute” goals are established by the Board and based on the year ended December 31, 2015. The remaining 20% is determined at the discretion of the Board. The Company also maintains a STIP for all other employees based on absolute goals approved by the Committee and Board. The NEOs have agreed that their performance achievement will not exceed the performance achievement of the other employee STIP. The “Core” goals above exclude the costs associated with the acquisition of CNB, and net losses on the sale of securities. We set our threshold, target and maximum performance levels as follows for the Core ROAE and Core Operating Expense to Average Assets relative peer measures:

•	Threshold Performance:	25th percentile
•	Target Performance:	50th percentile
•	Maximum Performance:	75th percentile

In order to earn a minimum payout, the Company’s performance achievement must equal or exceed the threshold level. If none of the performance criteria are achieved, no short term incentive is earned under the

Plan. However, the Compensation Committee may at its discretion, recommend to the Board awards it considers reasonable. For 2015, Bridge Bancorp’s performance achievement was as follows:

							2015
					BDGE at	% of Max	BDGE
Relative Measures*	Weightings	Threshold	Target	Max	12/31/15	Achieved	Achievment

Core ROAE	30%	8.18%	9.29%	10.42%	10.48%	100%	30%
Core Operating Expenses/Average Assets	10%	2.73%	2.28%	1.68%	2.17%	76%	8%
	40%						38%
Absolute Measures
Core EPS*	20%	$1.83	$1.88	$1.93	$1.85	42%	8%
NPA's to Assets	10%	0.40%	0.25%	0.10%	0.04%	100%	10%
Net Charge-offs/ Avg Loans	10%	0.15%	0.10%	0.05%	0.03%	100%	10%
	40%						28%

Quantitative measures	80%						66%

Board Discretion	20%						14%

Total Achievement	100%						80%

* Relative measures based on Twelve Months Ended 9/30/15

The Company’s achievement for the relative peer measures reflects Core ROAE at the 77th percentile and Operating Expense to Average Assets at the 57th percentile. In determining the discretionary % to be awarded, the Committee and Board considered the Company’s % achievement for the quantitative measures as well as the quantitative performance of the other employees’ STIP. As the other employee STIP quantitative performance was 60%, the Board adjusted the discretionary component awarded to the NEOs from 20% to 14% resulting in total Company achievement of 80% of the maximum incentive opportunity, consistent with the other employee STIP performance achievement and the following payout % of base salary for each NEO:

	Payout Opportunity as a % of Base Salary			Actual Payout
NEO	Threshold %	Target %	Maximum %	% of Base Salary

Kevin M. O’Connor	25%	50%	75%	60%
Howard H. Nolan	18.5%	37%	55%	44%
Kevin L. Santacroce	17%	34%	50%	40%
James J. Manseau	17%	34%	50%	40%
John M. McCaffery	17%	34%	50%	40%

As described fully in the proxy filed in 2015, the 2014 Plan had the same five performance goals noted above; two relative measures vs the compensation peer group: return on average equity, operating expense to average assets, and three absolute measures determined by the Board: core earnings per share, nonperforming assets as a percentage of total assets, and net charge-offs to average assets. The Company achieved 79% of the maximum incentive opportunity in 2014 and these results determined the $ value of the equity awards granted in 2015.

In order to further ensure that the Company’s compensation programs do not encourage undue and unnecessary risks and promote a long-term outlook among the NEOs, the Committee and Board determined that the amount earned under the Short Term Incentive Plan for 2015 will be paid to the NEOs, partially (50%) in cash and partially (50%) in restricted stock awards. Each restricted stock award vests over five years, with one third vesting in each of years 3, 4 and 5. Dividends are paid on unvested restricted stock awards. The incentive compensation earned by NEOs for the years ended December 31, 2015 and 2014, respectively, reflecting the impact of performance achievements is as follows:

	Incentive Compensation Earned for the Years Ended December 31,
	2015			2014
		Restricted			Restricted
	Cash	Stock	Total	Cash	Stock	Total
Kevin M. O'Connor	$154,500	$154,500	$309,000	$130,350	$130,350	$260,700
Howard H. Nolan	$67,100	$67,100	$134,200	$60,850	$60,850	$121,700
Kevin L. Santacroce	$60,000	$60,000	$120,000	$51,350	$51,350	$102,700
James J. Manseau	$57,000	$57,000	$114,000	$51,350	$51,350	$102,700
John M. McCaffery	$57,000	$57,000	$114,000	$49,400	$49,400	$98,800

The 2014 restricted stock awards noted in the table above are included in the 2015 Summary Compensation Table under the heading “Stock Awards”.

Long Term Stock Incentive Program

The 2012 Stock-Based Incentive Plan (“2012 SBIP”), which was approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders, gives the Board the latitude to provide incentives and rewards to employees and Directors who are largely responsible for the success and growth of Bridge Bancorp, Inc. and its affiliates, and to assist all such entities in attracting and retaining experienced and qualified Directors, executives and other key employees.

Stock options may be either incentive stock options, which bestow certain tax benefits on the optionee, or non-qualified stock options, not qualifying for such benefits. All options have an exercise price that is not less than the market value of the Company’s Common Stock on the date of the grant. Historically, stock based awards under the Company’s plans have either been stock options or shares of restricted stock (which are shares of Common Stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date).

The vesting of restricted stock depends upon the executives continuing to render services to the Company. Restricted stock awards carry dividend and voting rights from the date of grant. Restricted shares are forfeited if the award holder departs the Company before vesting. Options have no value unless the Company’s stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company’s stock. The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year end results, the individual’s accomplishments, the position held by the individual and the individual’s overall compensation compared to the Company’s compensation peer group.

As discussed previously, in 2014 the Compensation Committee and Board re-designed the LTI Plan for the NEOs to include performance based awards. Sixty percent of the awards are performance vested, and 40% are time vested. The performance based awards are in the form of restricted stock units (“RSUs”) and are subject to adjustment up or down based upon the Company’s 3 year TSR relative to peer banks. The awards cliff vest in five years and require an additional two year holding period before the RSUs are delivered in shares of common stock. Dividends on unvested RSUs accrue to the executive in the form of additional RSUs and are subjective to forfeiture prior to vesting. The Summary Compensation Table includes the February 2015 grant of 20,554 in RSUs with 60% or 12,185 in performance based PSUs, and 40% or 8,369 in time vested RSUs. Both vest on February 15, 2020 and require an additional two year holding period before the RSUs are delivered in shares of common stock.

Retirement and Other Benefits

The Bank maintains a 401(k) plan (the “401(k) Plan”) for the benefit of its employees. During 2015, the Bank matched 100% of the employee’s contributions up to 1% of pay plus 50% of the employee‘s contributions that exceed 1% but are less than 6% of pay (a maximum company match of 3.5% of pay). All employees, including the NEOs, can defer a minimum of 1% and a maximum of 100% of their annual income as long as the deferred compensation does not exceed Internal Revenue Service (IRS) limits. In addition, employees of Tier 2 and Tier 3 (Tiers described below) may receive a discretionary profit sharing benefit.

The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the “Pension Plan”) for eligible employees. All employees hired before October 1, 2012 that are at least age 21 and have completed at least one year of service are eligible to participate in the Pension Plan. The Pension Plan provides for a benefit for each participant according to the Tier the employee belongs to outlined below. Compensation used to determine benefits are all wages, tips, and other compensation as reported on form W-2, such as any amounts which are treated as salary reduction contributions under a 401(k) plan, a cafeteria plan or a qualified flexible benefits plan. The Normal Benefit Form is a Single Life Pension with 60 payments guaranteed. There are a number of optional forms of benefit available to the participants, all of which are adjusted actuarially. Participants are eligible for early retirement upon attaining age 55. As required by law, the Pension Plan is covered by the insurance program of the Pension Benefit Guaranty Corporation.

Tier 1 – NEOs and Certain Employees Who Met Specified Age and Service Requirements

•	These employees’ benefits under the Pension Plan are 1.50% of the participant’s average annual compensation multiplied by creditable service (up to 35 years); plus 1.00% of the participant’s average annual compensation multiplied by creditable service (in excess of 35 years); minus 0.49% of the participant’s average annual compensation in excess of Covered Compensation multiplied by creditable service (up to 35 years). The employee’s average annual compensation is determined using the highest average compensation during five consecutive years of employment or all years of employment, if less than five.

Tier 2 – All Other Employees Hired before October 1, 2012

•	These employee’s benefits under the Pension Plan are their accrued benefits determined using the Tier 1 formula above, but frozen for increases in service and compensation as of December 31, 2012. In addition, these employees receive benefits under the Pension Plan using a cash balance formula for all plan years beginning after December 31, 2012. The “Pay credits” under the cash balance formula are 3.75% of annual compensation for employees with less than 15 years of service and 5% of annual compensation for employees with more than 15 years of service. The “interest credits” are determined by multiplying the employee’s hypothetical account balance as of the beginning of a plan year by the actual dollar-weighted rate of return on plan investments during that plan year.

Tier 3 – All Employees Hired on or after October 1, 2012

•	These employees are excluded from the Pension Plan.

The Bank has a Supplemental Executive Retirement Plan (the “SERP”), under which additional retirement benefits are accrued for the CEO and CAO. Under the defined benefit component of the SERP, the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Pension Plan without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is actually entitled to under the Pension Plan at normal retirement. Under the defined contribution component of the SERP, the amount of the supplemental retirement benefit is the difference between (i) the total matching contribution that would have been contributed by the Bank to the executive’s account under the 401(k) Plan based on the executive’s compensation, without taking into account limitations on compensation and annual benefits; and (ii) the maximum amount that could have been contributed to the executive’s account under the 401(k) Plan with respect to such compensation.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The NEOs are provided use of company automobiles and participation in the plans and programs described above. Attributed costs of personal benefits described for the NEOs for the fiscal year ended December 31, 2015 are included in the “All Other Compensation” column of the “Summary Compensation Table.”

The Company and the Bank have entered into employment agreements with Messrs. O’Connor and Nolan, which are described under the heading “Employment Agreements.” The Company and the Bank have entered into change in control agreements with Messrs. Santacroce, Manseau and McCaffery, which are described under the heading “Change in Control Agreement.”

Tax Implications

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductions of compensation paid to NEOs (other than the CFO) to $1 million per year unless the compensation is “performance-based.” Stock option grants are intended to qualify as performance-based compensation. Although the Committee does not have a formal policy with respect to the payment of compensation in excess of the deductibility limits, compensation paid to the NEOs historically has fallen within the tax code limitations for deductibility.

Clawback Policy

In February 2009, the Committee adopted a clawback policy, to recover certain incentive payments paid to the Company’s NEOs if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and (2) the amount of the incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

Stock Ownership Guidelines

The Board of Directors believes that it is in the best interest of the Company and its shareholders to align the financial interests of Company executives and directors with those of shareholders. In March 2011, Stock Ownership Guidelines were implemented for NEOs and Directors of the Company that require the following minimum investment in Company common stock:

Directors:	$100,000
NEOs:	One times (1.0x) annual base salary

Stock holdings are expected to be achieved within three (3) years of the implementation of the ownership guidelines or the starting date of the individual, whichever is later. Stock ownership for NEOs and Directors will be reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Compensation Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors. The Committee monitors executives’ ownership annually.  At this time, all Directors and NEOs have achieved their target stock ownership guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Emanuel Arturi, Chairperson
Marcia Z. Hefter
Albert E. McCoy, Jr.
Raymond A. Nielsen
Christian Yegen

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid to the NEOs for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen -sation	Total
		(1)		(2)	(3)	(4)	(5)
Kevin M. O’Connor	2015	$515,000	-	$293,713	$154,500	$103,849	$65,092	$1,132,154
President & Chief	2014	$440,000	-	$308,520	$130,350	$239,767	$61,978	$1,180,615
Executive Officer	2013	$400,000	-	$247,365	$105,000	$68,668	$47,806	$868,839

Howard H. Nolan	2015	$305,000	-	$130,939	$67,100	$57,878	$43,842	$604,759
Senior Executive	2014	$280,000	-	$138,140	$60,850	$164,210	$44,329	$687,529
Vice President, Chief	2013	$255,000	-	$117,585	$49,100	$29,047	$37,148	$487,880
Administrative & Financial Officer

Kevin L. Santacroce	2015	$300,000	-	$121,459	$60,000	-	$31,862	$513,321
Executive Vice	2014	$260,000	-	$130,190	$51,350	$142,192	$30,769	$614,501
President &	2013	$235,000	-	$109,485	$41,150	-	$24,650	$410,285
Chief Lending Officer

James J. Manseau	2015	$285,000	-	$121,459	$57,000	$20,750	$34,984	$519,193
Executive Vice President &	2014	$260,000	-	$130,190	$51,350	$66,350	$32,737	$540,627
Chief Retail Banking Officer	2013	$235,000	-	$109,485	$41,150	$11,938	$26,359	$423,932

John M. McCaffery(6)	2015	$285,000	-	$119,484	$57,000	$57,189	$23,901	$542,574
Executive Vice	2014	$250,000		$74,800	$49,400	$10,177	$22,225	$406,602
President & Treasurer

(1)	Includes voluntary salary deferrals under the Company’s 401(k) Plan.
(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC No. 718, of restricted stock awards and performance-based restricted stock units pursuant to the LTI Plan and STIP. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K. Under the LTI Plan, awards are granted in the form of restricted stock units, with 60% of an executive’s 2015 restricted stock units subject to performance-based vesting and 40% subject to time-based vesting. Assuming vesting of performance-based restricted stock units granted in 2015 at the maximum level of 150% of target, the grant date fair value of these performance-based awards would have been as follows: Mr. O'Connor - $147,019; Mr. Nolan - $63,102; Mr. Santacroce - $63,102; Mr. Manseau - $63,102; and Mr. McCaffery - $63,102. The number of performance-based units are determined on the third anniversary of the date of grant, based on the three year total shareholder return, and are then subject to an additional two-year cliff vesting schedule and an additional two-year post-vesting holding period. Under the STIP, restricted stock awards are subject to time-based vesting, and the vesting schedule for awards under the LTI Plan and the STIP are described in the “Outstanding Equity Awards at Fiscal Year-End” table below.
(3)	The amounts represent cash awards under the STIP. See discussion of “Short Term Incentive Plan” in the above Compensation Discussion and Analysis.
(4)	Based on the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2015, 2014, and 2013, respectively. Reflects change in present value of accumulated benefits under the pension plan and SERP for each NEO except Mr. Santacroce, Mr. Manseau and Mr. McCaffery, which reflects change in pension plan value only. For 2014, the increase in pension plan value and nonqualified deferral compensation earnings are primarily attributable to a decrease in the discount rate from 4.9% in 2013 to 3.9% in 2014 and changes in mortality tables in 2014.
(5)	Details of the amounts reported in the “All Other Compensation” column for 2015 are provided in the table below.
(6)	John M. McCaffery became a NEO in 2014.

	Itemization of All Other Compensation
	of Summary Compensation Table For 2015
	401(k) Employer Contribution	Dividends on Restricted Stock	Auto	Directors Fees	Total

Kevin M. O'Connor	$9,275	$41,010	$6,807	$8,000	$65,092

Howard H. Nolan	$9,275	$19,587	$6,980	$8,000	$43,842

Kevin L. Santacroce	$9,275	$18,150	$4,437	$0	$31,862

James J. Manseau	$9,275	$18,164	$7,545	$0	$34,984

John M. McCaffery	$9,275	$7,941	$6,685	$0	$23,901

EMPLOYMENT AGREEMENTS

Kevin M. O’Connor

In 2007, the Company entered into an employment agreement with Mr. O’Connor, President and Chief Executive Officer, and a Director of the Company and the Bank, the term of the agreement is two years, renewing daily, so that the remaining term is twenty-four months, unless notice of non-renewal is provided to the executive. If his employment is terminated, his service on the Boards also terminates. Base salary is reviewed annually and can be increased but not decreased. If Mr. O’Connor voluntarily terminates his employment, or his employment is terminated for cause, no benefits are provided under the agreement. In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “constructive termination,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months.

In the event of a Change in Control, regardless of whether the executive’s employment terminates, Mr. O’Connor is entitled to a severance benefit equal to:

•	Three times his taxable income for the calendar year preceding the change in control;
•	Insurance coverage for three years following a termination of employment; and
•	Reimbursement for any excise taxes due on such payments and for the taxes due on such reimbursement.

Except in the event of a change in control, following termination of employment Mr. O’Connor is subject to non-compete restrictions.

Howard H. Nolan

Mr. Nolan serves as Senior Executive Vice President, Chief Administrative and Financial Officer of the Bank and the Company, and serves on the Board of Directors of the Bank and the Company. Mr. Nolan entered into a new employment agreement with the Company and the Bank on June 25, 2015. The term of the employment agreement is thirty-six months (through June 25, 2018). Base salary is reviewed annually (with the first review performed in January 2016) and can be increased but not decreased.

If Mr. Nolan voluntarily terminates his employment without “good reason,” or his employment is terminated for cause, no benefits are provided under the agreement.

In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months.

In the event (i) of the executive’s involuntary termination for any reason other than cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, within one year following a change in control, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to:

•	Three times his annual compensation for the calendar year preceding the change in control; and
•	Continued health and medical insurance coverage for up to three years.

Except in the event of a change in control, following termination of employment Mr. Nolan is subject to non-compete restrictions.

CHANGE IN CONTROL AGREEMENTS

Kevin L. Santacroce, James J. Manseau and John M. McCaffery

The Company and the Bank entered into change in control agreements with Messrs. Santacroce, Manseau and McCaffery which provide that upon an involuntary termination of employment for any reason other than cause, or the executive’s termination of employment for “good reason” (as such term is defined in the agreements) following a change in control and during the term of the agreement, the executive, as applicable, will be entitled to a severance benefit equal to:

•	3 times his annual compensation for the calendar year preceding the year of the change in control; and
•	Continued insurance coverage for three years.

The amount of payments will be reduced, if necessary, to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

GRANTS OF PLAN BASED AWARDS

The following table sets forth certain information pertaining to grants of Plan Based Awards to the NEOs during 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All other stock awards: number of shares or	Grant date fair value of stock
Name	Grant Date	Threshold (a)	Target (b)	Maximum (c)	Threshold (#)	Target (#)	Maximum (#)	units(3) (#)(d)	awards(4) (e)
					—	—	—
K. O’Connor	02/02/15	$64,375	$128,750	$193,125	—	—	—	—	—
	02/02/15	—	—	—	—	—	—	5,070	$130,350
	02/02/15	—	—	—	—	—	—	3,081	$65,350
	02/02/15	—	—	—	2,242	4,485	6,727	4,485	$98,013

H. Nolan	02/02/15	$27,958	$55,917	$83,875	—	—	—	—	—
	02/02/15	—	—	—	—	—	—	2,367	$60,850
	02/02/15	—	—	—	—	—	—	1,322	$28,041
	02/02/15	—	—	—	962	1,925	2,887	1,925	$42,068

K. Santacroce	02/02/15	$25,000	$50,000	$75,000	—	—	—	—	—
	02/02/15	—	—	—	—	—	—	1,997	$51,350
	02/02/15	—	—	—	—	—	—	1,322	$28,041
	02/02/15	—	—	—	962	1,925	2,887	1,925	$42,068
				,

J. Manseau	02/02/15	$23,750	$47,500	$71,250	—	—	—	—	—
	02/02/15	—	—	—	—	—	—	1,997	$51,350
	02/02/15	—	—	—	—	—	—	1,322	$28,041
	02/02/15	—	—	—	962	1,925	2,887	1,925	$42,068

J. McCaffery	02/02/15	$23,750	$47,500	$71,250	—	—	—	—	—
	02/02/15	—	—	—	—	—	—	1,921	$49,375
	02/02/15	—	—	—	—	—	—	1,322	$28,041
	02/02/15	—	—	—	962	1,925	2,887	1,925	$42,068

(1)	Amounts shown in column (a) reflect the minimum cash payout level under the Company’s Short-Term Incentive Plan which is 50% of the target amount shown in column (b). The amount shown in column (c) is 150% of such target amount. These amounts are based on the individual’s 2015 salary and position and represent 50% of the total short term incentive plan award. The remaining 50% are paid out in restricted stock, which vests over five years with one third in each of years 3 through 5.
(2)	The amount of each performance-based restricted stock unit is contingent upon satisfying a performance-based target as of February 2, 2018. If the performance objectives are met or exceeded, the number of shares earned vest 100% on February 15, 2020, but will become 100% vested earlier upon death or disability, and the shares of Company common stock will be issued to the executive on February 15, 2022. The awards were made under the LTI Plan.
(3)	The amounts shown in column (d) reflect the number of shares of restricted stock granted to the NEO pursuant to the Company’s 2012 Stock-Based Incentive Plan in 2015, based on 2014 performance. The restricted shares include awards granted under the 2014 short term incentive plan and a long term discretionary award.
(4)	The amounts included in column (e) reflect the full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC No. 718, based on attaining the performance at the target level.

OPTIONS EXERCISES AND STOCK VESTED

The following table sets forth information regarding the value realized by our NEOs on option exercises and stock awards vested during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise( #)	Value realized on exercise	Number of Shares acquired on vesting (#)	Value Realized on vesting ($)(1)
K. O’Connor	-	-	4,531	$116,159
H. Nolan	489	$14,730	2,429	$62,333
K. Santacroce	-	-	1,737	$44,480
J. Manseau	-	-	1,797	$46,043
J. McCaffery Simson	-	-	948	$24,089

(1)	Based on the closing price of our common stock on the respective vesting dates.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information pertaining to outstanding equity awards held by the NEOs as of December 31, 2015.

Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market Value of shares or units of stock that have not vested(1)
K. O’Connor	-	-	-	-	4,000	(2)	$ 121,720
					1,247	(3)	$ 37,946
					7,000	(4)	$ 213,010
					3,363	(5)	$ 102,336
					5,154	(6)	$ 156,836
					6,750	(7)	$ 205,403
					4,127	(8)	$ 125,585
					8,000	(9)	$ 243,440
					5,070	(10)	$ 154,280
					7,763	(12)	$ 236,242

H. Nolan	2,333		$ 25.25	11/27/2016	2,000	(2)	$ 60,860
					627	(3)	$ 19,080
					3,500	(4)	$ 106,505
					1,692	(5)	$ 51,488
					2,409	(6)	$ 73,306
					3,250	(7)	$ 98,898
					1,930	(8)	$ 58,730
					3,500	(9)	$ 106,505
					2,367	(10)	$ 72,028
					3,332	(12)	$ 101,385

K. Santacroce	4,000	-	$ 25.25	11/27/2016	2,000	(2)	$ 60,860
					499	(3)	$ 15,185
					3,500	(4)	$ 106,505
					1,410	(5)	$ 42,906
					2,019	(6)	$ 61,438
					3,250	(7)	$ 98,898
					1,618	(8)	$ 49,236
					3,500	(9)	$ 106,505
					1,997	(10)	$ 60,769
					3,332	(12)	$ 101,385

J. Manseau	-	-	-	-	2,000	(2)	$ 60,860
					499	(3)	$ 15,185
					3,500	(4)	$ 106,505
					1,410	(5)	$ 42,906
					2,019	(6)	$ 61,438
					3,250	(7)	$ 98,898
					1,618	(8)	$ 49,236
					3,500	(9)	$ 106,505
					1,997	(10)	$ 60,769
					3,332	(12)	$ 101,385

J. McCaffery	-	-	-	-	1,667	(5)	$ 50,727
					2,000	(7)	$ 60,860
					440	(8)	$ 13,389
					2,500	(9)	$ 76,075
					1,921	(10)	$ 58,456
					347	(11)	$ 10,559
					3,332	(12)	$ 101,385

(1)	Amounts based on closing price of our Common Stock as of December 31, 2015 ($30.43), as reported on the NASDAQ®.
(2)	Vests over seven years; one third in each year commencing in 2016 through 2018.

(3)	Vests over five years; one third in each year commencing in 2014 through 2016.
(4)	Vests over seven years; one third in each year commencing in 2017 through 2019.
(5)	Vests over five years; one third in each year commencing in 2015 through 2017.
(6)	Vests over five years; one third in each year commencing in 2016 through 2018.
(7)	Vests over seven years; one third in each year commencing in 2018 through 2020.
(8)	Vests over five years; one third in each year commencing in 2017 through 2019.
(9)	Vests over seven years; one third in each year commencing in 2019 through 2021.
(10)	Vests over five years; one third in each year commencing in 2018 through 2020.
(11)	Vests over five years; one fifth in each year commencing in 2014 through 2018.
(12)	Five year cliff vesting with two year holding restriction upon vesting in 2020.

PENSION BENEFITS

The following table sets forth certain information pertaining to the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the Pension Plan and the Supplemental Executive Retirement Plan. The amounts reflected have been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

	Plan Name	Number of years credited service (#)	Present value of accumulated benefit	Payments during Last Fiscal Year ($)
K. O’Connor	Bridgehampton National Bank Pension Plan	7.17	$200,596	-
	Supplemental Executive Retirement Plan	7.17	$433,265	-
H. Nolan	Bridgehampton National Bank Pension Plan	8.50	$258,014	-
	Supplemental Executive Retirement Plan	8.50	$223,970	-
K. Santacroce	Bridgehampton National Bank Pension Plan	18.25	$394,755	-
J. Manseau	Bridgehampton National Bank Pension Plan	6.75	$183,905	-
J. McCaffery	Bridgehampton National Bank Pension Plan	2.92	$76,814	-

As previously disclosed, the Bank maintains a SERP for the benefit of Messrs. O’Connor and Nolan. Balances in the defined contribution component of the SERP are credited with earnings each year in the same percentages as the participant’s account earned under the Bank’s 401(k) Plan.

Payments under both the defined contribution and defined benefit pension plan component of the SERP begin six months after the participant separates from service with the Bank. In the event of a change in control of the Bank, the SERP will be terminated and amounts will be paid to participants in a single lump sum payment on the date of the change in control.

The vested balances under the defined benefit pension plan component of the SERP are included in the Pension Benefits table (above). The following table shows, as of December 31, 2015, Bank contributions and earnings, and the aggregate vested account balances of Messrs. O’Connor and Nolan under the defined contribution component of the SERP.

Aggregate earnings in this table have not been reported in the Summary Compensation Table for 2015, 2014, and 2013, respectively, as they are not “preferential” or “above market” as defined in SEC regulations.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
K. O’Connor	-	$19,230	$(5,574)	-	$116,398
H. Nolan	-	$7,319	$(667)	-	$56,370

POTENTIAL PAYMENT UPON TERMINATION OR A CHANGE IN CONTROL

Under the terms of their employment and change in control agreements, the NEOs are entitled to certain payments upon a termination of employment, including a termination of employment following a change in control. Additionally, the vesting of options, stock awards and stock units may accelerate upon a termination of employment or upon a change in control. Set forth below is information as of December 31, 2015, regarding potential payments to the NEOs following a termination of employment.

In addition, the NEOs are entitled to certain retirement benefits under plans maintained by the Bank or the Company that are not conditioned on a termination of employment or a change in control of the Bank or the Company. Messrs. O’Connor and Nolan are participants in the SERP described in the Nonqualified Deferred Compensation section of this proxy. Details regarding their vested benefits in the SERP are disclosed in the Pension Benefits table and the Nonqualified Deferred Compensation table of this proxy.

Name	Involuntary Termination		Involuntary Termination after Change in Control		Disability		Death
K. O’Connor Stock Based Incentive Plans	—		$1,590,789	(1)	$1,590,789	(1)	$1,590,789	(1)
Employment Agreement	$1,072,978	(2)	$4,208,934	(3)	$1,071,798	(4)	—

H. Nolan Stock Based Incentive Plans	—		$746,204	(1)	$746,204	(1)	$746,204	(1)
Employment Agreement	$651,987	(2)	$1,490,223	(3)	$650,807	(4)	—

K. Santacroce Stock Based Incentive Plans	—		$701,107	(1)	$701,107	(1)	$701,107	(1)
Change in Control Agreement			$738,853	(3)

J. Manseau Stock Based Incentive Plans	—		$701,107	(1)	$701,107	(1)	$701,107	(1)
Change in Control Agreement			$763,774	(3)

J. McCaffery Stock Based Incentive Plans	—		$368,872	(1)	$368,872	(1)	$368,872	(1)
Change in Control Agreement			$570,677	(3)

(1)	This amount represents the value of unvested restricted stock units and restricted stock awards that become fully vested upon certain events, including death, disability and change in control of the Bank or Company.
(2)	This amount represents the sum of (i) two times base salary, and (ii) Bank contributions for continued health and medical coverage for 24 months. Amounts payable by the Bank on an event of termination or a voluntary resignation are subject to a one year non-compete restriction and the executive’s agreement not to disclose any confidential information.
(3)	In the event of a change in control, Messrs. O’Connor and Nolan are entitled to receive a lump sum payment equal to three times the executive’s annual compensation for the year immediately preceding the year of the change in control. The amount includes the value of the employer cost for continued health care coverage for a period of 36 months, and for Mr. O’Connor an excise tax indemnification payment of approximately $1,567,698. Messrs. Santacroce, Manseau and McCaffery are entitled to 3 times the executive’s annual compensation for the taxable year immediately preceding the year of the change in control and continued insurance coverage for 36 months. Messrs. Santacroce’s, Manseau’s and McCaffery’s cash severance is cut-back pursuant to the limitation under Section 280G of the Internal Revenue Code.
(4)	In the event of disability, Messrs. O’Connor and Nolan will receive their after-tax base salary and continued health and medical coverage for 2 years, less amounts payable under any disability programs. This amount represents the total payments and benefits that Messrs. O’Connor and Nolan would receive for such 2-year period, without reduction for taxes or amounts payable under any disability programs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934.  The officers and directors of the Company and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership.  SEC rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis.  Based on our review of such ownership reports for the year ended December 31, 2015, one Form 4 report for three directors (Hefter, Massoud and Tobin) relating to the non-elective retainer grant of restricted stock units were filed late, one Form 4 report for one director (Rubin) relating to a distribution from an estate for which he was the executor was filed late and one Form 4 report for Basswood Capital Management LLC was filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 allows for loans made by the Bank, as an FDIC insured institution, to our executive officers and directors in compliance with federal banking regulations. Federal banking regulations allow for loans made to executive officers or directors under a benefit program maintained by the Bank that is generally available to all other employees and that does not give preference to any executive officer or director over any other employee. The Bank offers its employees interest rate discounts of up to 100 basis points, based on years of service, for residential mortgage loans on their primary residence. Except for this interest rate discount with respect to loans to executive officers, loans to our directors and executive officers (and their immediate family members and companies in which they are principal owners), are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to, and do not involve more than the normal risk of collectability or present other unfavorable features.

During the year ended December 31, 2015, the Bank had loans to one executive officer, Howard H. Nolan, SEVP, CAO & CFO with the interest rate discount under the program available to all employees. The loans were residential mortgage loans on their primary residences and; (i) the largest aggregate balance outstanding over the disclosure period was $322,789; (ii) the interest rate on the loans was 3.4%; (iii) principal balance at December 31, 2015 was $313,781.13; and (iv) principal and interest paid during the year ended December 31, 2015 was $9,007.62 and $10,764.62. The Board (excluding any director involved in the transaction) reviews and approves all transactions between the Company or the Bank and any director or executive officer that would require proxy statement disclosure pursuant to Item 404(a).

DIRECTOR COMPENSATION

Cash Compensation Paid to Board Members

All of the members of the Board of Directors of the Company also serve on the Board of the Bank. For the period from January 1, 2015 to April 30, 2015, each outside (non-employee) Director received an annual retainer fee of $29,500 from the Bank. The Chairperson of the Board of Directors receives an additional annual fee of $5,000. The Vice Chairperson of the Board of Directors, the Chairperson of the Audit Committee, and the Chairperson of the Compensation Committee receive an additional annual fee of $2,500. All Directors are compensated $500 for each Board meeting. Outside Directors who are members of Board Committees are compensated $500 per meeting attended.

In the first half of 2015, the Company completed its acquisition of Community National Bank, resulting in significant growth in both asset size and market capitalization. Due to these factors, the Compensation Peer Group was subsequently reviewed and updated by the Committee. In light of these changes, the Board engaged McLagan to perform an independent review of directors compensation using the updated Compensation Peer Group. As a result of this, review, effective May 1, 2015, the annual retainer fee for each outside director was increased from $29,500 to $30,000. Additionally, the Chairperson’s additional annual retainer increased from $5,000 to $20,000, the Vice Chairman’s additional retainer increased from $2,500 to $10,000 and the Audit Committee and Compensation Committee chairs additional retainer increased from $2,500 to $5,000. In addition, the Board Committee fees increased from $500 to $800 per meeting.

Equity Awards Program

In addition, effective May 2015, the annual non-elective retainer in the form of restricted stock units increased from $5,000 to $25,000 for non-employee directors.

Deferred Compensation Plan

The Directors Deferred Compensation Plan, effective April 1, 2009, is a nonqualified deferred compensation plan, which allows a Director to defer his or her annual retainer earned from May 1 to April 30 (the “Plan Year”) and to have such amounts invested in restricted stock units. The value of a restricted stock unit will be determined based on the fair market value of a share of Common Stock, with fair market value determined based on the trailing 10-day average. Directors who elect to defer will be deemed to defer their annual retainer as of the first day of each Plan Year, or May 1. With respect to each Plan Year’s deferral, a Director will vest pro-rata during such Plan Year and will become fully vested after twelve months of service, except a Director will be fully vested upon disability, death or retirement.  All deferrals will be credited to a Director’s account as restricted stock units and distributions from the Plan will be made in shares of Common Stock. The restricted stock units do not have any voting rights. There are no preferential earnings on amounts deferred. Dividends will be paid on restricted stock units, in the same amount as dividends paid on the Common Stock, and will accrue as additional restricted stock units. At the time a Director elects to make a deferral election, he or she will also elect the time that the amounts credited to his or her account will be distributed and whether such amounts will be paid in a lump sum or installments.  Such payment shall be made at the time elected by the Director, which shall be the earlier of the Director’s cessation of service, a change in control of the Company or a specified date.

Director Summary Compensation Table

The following table sets forth information pertaining to the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2015:

Name (1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Total ($)
Marcia Z. Hefter(2)	$77,433	$25,000	$102,433

Dennis A. Suskind(2)	$60,233	$25,000	$85,233

Emanuel Arturi(2)	$52,200	$25,000	$77,200

Charles I. Massoud	$62,533	$25,000	$87,533

Albert E. McCoy, Jr. (2)	$57,133	$25,000	$82,133

Rudolph J. Santoro(2)	$61,200	$25,000	$86,200

Thomas J. Tobin(3)	$52,567	$25,000	$77,567

Raymond A. Nielsen(2)	$64,133	$25,000	$89,133

Daniel Rubin(4)	$35,600	$22,917	$58,517

Christian C. Yegen(2)(4)	$30,000	$22,917	$52,917

(1)	Kevin M. O’Connor, the Company’s President and CEO, and Howard H. Nolan, the Company’s Senior Executive Vice President and CAO, are not included in this table as they are Named Executive Officers of the Company. The director fees received by Messrs. O’Connor and Nolan are shown in the Summary Compensation Table.
(2)	Directors Hefter, Suskind, Arturi, McCoy, Jr., Santoro, Nielsen and Yegen have elected to defer their annual elective retainer fee in the form of deferred restricted stock units (“RSUs”) pursuant to the Directors Deferred Compensation Plan.
(3)	Director Tobin has options to purchase 2,134 shares.
(4)	Directors Rubin and Yegen were appointed to the Board in June 2015 in connection with the acquisition of CNB.

PROPOSAL II – ADVISORY NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board believes that the Company’s compensation programs and policies are centered on a pay for performance culture and are strongly aligned with the long-term interests of shareholders.

In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote in an advisory, non-binding manner to approve the compensation paid to our Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion). Item 402 of Regulation S-K is the SEC regulation that sets forth the disclosure companies must include in their proxy statement as to executive compensation. At the 2011 Annual Meeting of Shareholders, the Board of Directors recommended, and the shareholders approved, a non-binding vote in favor of holding an annual advisory vote on executive compensation. As a result, the Board of Directors determined that the Company will hold an annual advisory vote to approve executive compensation. The next shareholder vote on the frequency of future votes on NEO compensation will occur at the 2017 annual meeting of shareholders.

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to vote on our executive pay program. The Board of Directors is requesting shareholders to cast a non-binding advisory vote on the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL III - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Horwath LLP (“Crowe Horwath”) was the Independent Registered Public Accounting Firm of the Company for the year ended December 31, 2015, and has been selected to serve as the Company’s Independent Registered Public Accounting Firm for 2016. Representatives of Crowe Horwath are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of Crowe Horwath is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Crowe Horwath, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of the Company and its shareholders.

Fees Paid To Crowe Horwath LLP

The following table presents fees for professional audit services rendered by Crowe Horwath for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2015 and 2014.

Type of Fees	2015	2014

Audit Fees (1)	$330,000	$270,000
Audit Related Fees (2)	105,000	16,500
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total Fees	$435,000	$286,500

(1)	Audit fees for 2015 and 2014 consist of professional services rendered for the annual audit of our financial statements and audit of internal controls over financial reporting, along with the review of financial statements included in our quarterly reports.
(2)	Audit-related fees for 2015 consist of comfort letter procedures associated with the registration statement filed with the SEC on Form S-3 and Form S-4. Audit-related fees for 2014 consist of consent and comfort letter procedures associated with the registration statement filed with the SEC on Form S-3 and Form S-4.
(3)	Crowe Horwath did not provide any services to the Company relating to tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2015 and 2014.
(4)	Crowe Horwath did not provide any other services to the Company during the fiscal years ended December 31, 2015 and 2014.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Crowe Horwath are submitted to the director of internal audit, who subsequently requests pre-approval from the Audit Committee Chairperson. A schedule of approved services is then reviewed and approved by the entire Audit Committee at the next Audit Committee meeting.

In order to ratify the selection of Crowe Horwath as the Company’s Independent Registered Public Accounting Firm for the 2016 fiscal year, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

The Board of Directors recommends a vote “FOR” the ratification of Crowe HORWATH llp as the Company’s Independent Registered Public Accounting Firm.

SHAREHOLDER PROPOSALS UNDER SEC RULE 14a-8

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive office, 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, no later than December 5, 2016. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS OR NOMINATIONS TO BE BROUGHT BEFORE AN ANNUAL MEETING

The Company’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders. In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to the Corporate

Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The Bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. Nothing in this paragraph shall be deemed to require the Company to include in its annual meeting proxy statement under SEC Rule 14a-8 any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. In accordance with the foregoing, advance notice for certain business or nominations to the Board of Directors to be brought before next year’s Annual Meeting of Shareholders must be given to the Company by January 4, 2017.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment. Whether you intend to be present at this meeting or not, you are urged to return your signed proxy promptly. For your convenience, you may also cast your vote electronically.

HOUSEHOLDING

Unless you have provided us contrary instructions, we have sent a single copy of these proxy materials to any household at which one or more shareholders reside if we believe the shareholders are members of the same household. Each stockholder in the household will receive a separate Proxy Card. This process, known as “householding,” reduces the volume of duplicate information received by you and helps reduce our expenses. If you would like to receive your own set of proxy materials, please follow these instructions:

•	If your shares are registered in your own name, contact our transfer agent, Computershare, and inform them of your request to revoke householding by calling 1-800-368-5948 , or by writing them at Computershare, PO Box 30170 College Station, TX 77842, Attention: Householding Department.

•	If a bank, broker or other nominee holds your shares, contact your bank, broker or other nominee directly

AN ADDITIONAL COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONE REQUEST TO HOWARD H. NOLAN, SENIOR EXECUTIVE VICE PRESIDENT AND CORPORATE SECRETARY, 2200 MONTAUK HIGHWAY, P.O. BOX 3005, BRIDGEHAMPTON, NEW YORK 11932, OR CALL (631) 537-1001, EXT. 7255.

By Order of the Board of Directors

Howard H. Nolan

Senior Executive Vice President and Corporate Secretary

Bridgehampton, New York

April 4, 2016

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Revocable Proxy Card A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 3. IMPORTANT ANNUAL MEETING INFORMATION B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. For Against Abstain 2. A proposal to approve, on an advisory (non-binding) basis, Bridge Bancorp’s executive compensation as described in the attached proxy statement. For Against Abstain 3. A proposal to ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for Bridge Bancorp, Inc. for the year ending December 31, 2016. 01 - Christian C. Yegen 02 - Daniel Rubin 03 - Marcia Z. Hefter 04 - Emanuel Arturi 05 - Rudolph J. Santoro 1. The election of four Directors to the Company’s Board of Directors, to hold office for a term of three years and two directors to hold office for a term of two years, and until their successors are elected and qualified; For Withhold For Withhold Class A (term expiring in 2018) 06 - Howard H. Nolan Class B (term expiring in 2019) 1 U P X 02BKOB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Revocable Proxy – Bridge Bancorp, Inc. Notice of 2016 Annual Meeting of Shareholders Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY 11932 Proxy Solicited by Board of Directors for Annual Meeting – May 6, 2016 The undersigned shareholder of Bridge Bancorp, Inc. (the “Company”), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company’s subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 6, 2016 at 11:00 a.m. local time, and at any and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, an executed proxy will be voted “FOR” each of the nominees listed in Item 1 and “FOR” Items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Revocable Proxy Card A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 3. IMPORTANT ANNUAL MEETING INFORMATION B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. For Against Abstain 2. A proposal to approve, on an advisory (non-binding) basis, Bridge Bancorp’s executive compensation as described in the attached proxy statement. For Against Abstain 3. A proposal to ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for Bridge Bancorp, Inc. for the year ending December 31, 2016. 01 - Christian C. Yegen 02 - Daniel Rubin 03 - Marcia Z. Hefter 04 - Emanuel Arturi 05 - Rudolph J. Santoro 1. The election of four Directors to the Company’s Board of Directors, to hold office for a term of three years and two directors to hold office for a term of two years, and until their successors are elected and qualified; For Withhold For Withhold Class A (term expiring in 2018) 06 - Howard H. Nolan Class B (term expiring in 2019) IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 5, 2016. Vote by Internet Go to www.investorvote.com/BDGE Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message 1 U P X 02BKNC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Revocable Proxy – Bridge Bancorp, Inc. Notice of 2016 Annual Meeting of Shareholders Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY 11932 Proxy Solicited by Board of Directors for Annual Meeting – May 6, 2016 The undersigned shareholder of Bridge Bancorp, Inc. (the “Company”), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company’s subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 6, 2016 at 11:00 a.m. local time, and at any and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, an executed proxy will be voted “FOR” each of the nominees listed in Item 1 and “FOR” Items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print your new address below. Comments — Please print your comments below. C Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.